UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 11, 2016

BRIDGE BANCORP, INC.

(Exact name of the registrant as specified in its charter)

New York	001-34096	11-2934195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2200 Montauk Highway
Bridgehampton, New York	11932
(Address of principal executive offices)	(Zip Code)

(631) 537-1000

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On April 11, 2016, Bridge Bancorp, Inc. (the “Company”) and The Bridgehampton National Bank (the “Bank”), a wholly owned subsidiary of the Company, amended their employment agreement with Howard H. Nolan, Senior Executive Vice President, Chief Administrative and Chief Financial Officer of the Company and the Bank, to provide for severance in the event of a termination of employment following a change in control equal to three times the sum of (i) Base Salary, and (ii) the highest annual bonus earned by Mr. Nolan during the three prior years (including any incentive award earned under the short term incentive plan). Previously, the employment agreement provided for a change in control termination of employment severance payment equal to three times the executive’s annual compensation for the calendar year immediately preceding the year in which the change in control occurs.

In addition, the agreement has been revised to provide that, in the event that an excise tax under Sections 280G and 4999 of the Internal Revenue Code would be assessed on the payments or other benefits received under the agreement in connection with a change in control of the Company, the executive would receive either: (1) all the payments and benefits to which he is entitled under the agreement, subject to the excise tax; or (2) have such payments and benefits reduced by the minimum amount necessary so that excise tax will not apply, if such reduction would result in a greater net after-tax benefit to the executive.

A copy of the amendment to the employment agreement will be included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Item 9.01             Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits. None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRIDGE BANCORP, INC.

DATE: April 11, 2016	By:	/s/ Kevin M. O’Connor
Kevin M. O’Connor
President and Chief Executive Officer